Exhibit 99.1
For Release:    Immediately

Contact:	Media -
	Aidan Gormley -Director, Global Communications and Branding	216-896-3258
aidan.gormley@parker.com
Financial Analysts -
	Robin J. Davenport, Vice President, Corporate Finance	216-896-2265
rjdavenport@parker.com

Stock symbol:	PH - NYSE

Parker Reports Fiscal 2015 Fourth Quarter and Full Year Results

•	Fourth quarter EPS $1.27 as reported, or $1.43 adjusted

•	Fourth quarter sales and earnings impacted by currency, taxes and weakness in end markets

•	Full year EPS increased to $6.97 as reported, or $7.25 adjusted

•	Strong cash flow from operations of 10.2 percent of sales for the year, adjusted segment operating margins increased 50 basis points

•	Simplification initiative launched as part of the refreshed Win Strategy

CLEVELAND, August 4, 2015 - Parker Hannifin Corporation (NYSE: PH), the global leader in motion and control technologies, today reported results for the fiscal 2015 fourth quarter and full year ended June 30, 2015. Fiscal 2015 fourth quarter sales were $3.14 billion, compared with $3.53 billion in the same period a year ago, reflecting the effect of currency rate changes and weak end market demand. Fiscal 2015 fourth quarter net income was $179.6 million, compared with $301.2 million in the prior year quarter. Fiscal 2015 fourth quarter earnings per share were $1.27, compared with $1.98 per share in the prior year quarter. Adjusted earnings per share were $1.43 in the fiscal 2015 fourth quarter, compared with $2.06 per share in the prior year quarter. Fiscal 2015 fourth quarter earnings were negatively impacted by $0.30 per share as a result of a higher effective tax rate due to changes in the geographic mix of pre-tax profits and discrete items booked in the quarter. A reconciliation of as reported to adjusted segment operating margins and earnings per share is included with the financial tables accompanying this news release.

“We continue to feel the effects of changes in currency rates and have been taking actions to adjust to weak macro-economic and end market conditions,” said Tom Williams, Chief Executive Officer. “Despite the significant year over year sales decline, the company performed well with adjusted segment operating margins growing to 14.9 percent from 14.4 percent in fiscal 2014. We have seen a swift and meaningful drop in order rates in the second half of our fiscal year, and particularly in the fourth quarter. As communicated in April 2015, the company completed a voluntary early retirement program during the fourth quarter. We continue to see opportunities to reduce costs around the world. We are also launching our Simplification initiative as part of the refreshed Win Strategy. Our objectives are to reduce complexity, improve speed and reduce costs, all of which will enable us to better serve our customers. These strategies will help build a more agile Parker that is better positioned to drive long-term, profitable growth and returns for shareholders.”

Fiscal 2015 full year sales were $12.7 billion, compared with $13.2 billion in fiscal 2014, primarily impacted by the effect of currency rate changes and weakening end market demand in the second half of the fiscal year. Net income for fiscal 2015 was $1.01 billion, compared with $1.04 billion in fiscal 2014. Fiscal 2015 earnings per share were $6.97, compared with $6.87 per share in fiscal 2014. Adjusted earnings per share for fiscal 2015 were $7.25, compared with $6.94 in the prior year. Fiscal 2015 full year results included $0.38 per share in transaction currency gains that are not anticipated to repeat in fiscal 2016. Despite difficult market conditions, cash flow from operations for fiscal 2015 was $1.3 billion or 10.2 percent of sales compared with $1.4 billion or 10.5 percent of sales in the prior year.

Fourth Quarter Segment Results
Diversified Industrial Segment: North American fourth quarter sales decreased 7 percent to $1.41 billion, and operating income was $228.9 million, compared with $268.7 million in the same period a year ago. International fourth quarter sales decreased 17 percent to $1.14 billion, primarily as a result of the effect of currency rate changes, and operating income was $118.1 million, compared with $137.9 million in the same period a year ago.

Aerospace Systems Segment: Fourth quarter sales decreased 5 percent to $589.2 million, and operating income was $93.5 million, compared with $104.9 million in the same period a year ago.

Orders
Parker reported a decrease of 9 percent in orders for the quarter ending June 30, 2015, compared with the same quarter a year ago. The company reported the following orders by business:

•	Orders decreased 9 percent in the Diversified Industrial North America businesses

•	Orders decreased 5 percent in the Diversified Industrial International businesses

•	Orders decreased 14 percent in the Aerospace Systems segment on a rolling 12-month average basis.

Fiscal 2016 Outlook
For the fiscal year ending June 30, 2016, the company has issued guidance for earnings from continuing operations in the range of $6.15 to $6.85 per share, or $6.65 to $7.35 per share on an adjusted basis. Fiscal year 2016 guidance is adjusted for expected business realignment expenses of approximately $0.50 per share, of which $0.30 per share relates to the company’s Simplification initiatives.

“We anticipate continued end market weakness in fiscal year 2016,” commented Williams. “Sales are expected to be down slightly and our results will be influenced by ongoing business realignment actions designed to drive efficiencies, streamline our operations and better serve our customers. We also continue to position Parker for future growth. To focus our efforts, we are finalizing a comprehensive refresh of the Win Strategy, which is targeted at driving top quartile financial performance and returns among our industrial peer companies. We are excited about our opportunities to strengthen our leadership position and look forward to sharing the refreshed Win Strategy publicly in September during our Investor Day.”

NOTICE OF CONFERENCE CALL: Parker Hannifin's conference call and slide presentation to discuss its fiscal 2015 fourth quarter and full year results are available to all interested parties via live webcast today at 11:00 a.m. ET, on the company's investor information web site at www.phstock.com. To access the call, click on the "Live Webcast" link. From this link, users also may complete a pre-call system test and register for e-mail notification of future events and information available from Parker. A replay of the conference call will also be available at www.phstock.com for one year after the call.

With annual sales of approximately $13 billion in fiscal year 2015, Parker Hannifin is the world's leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of mobile, industrial and aerospace markets. The company employs approximately 55,000 people in 50 countries around the world. Parker has increased its annual dividends paid to shareholders for 59 consecutive fiscal years, among the top five longest-running dividend-increase records in the S&P 500 index. For more information, visit the company's website at www.parker.com, or its investor information website at www.phstock.com.

Note on Orders
Orders provide near-term perspective on the company's outlook, particularly when viewed in the context of prior and future quarterly order rates. However, orders are not in themselves an indication of future performance. All comparisons are at constant currency exchange rates, with the prior year restated to the current-year rates. All exclude acquisitions until they can be reflected in both the numerator and denominator. Aerospace comparisons are rolling 12-month average computations. The total Parker orders number is derived from a weighted average of the year-over-year quarterly percent change in orders for Diversified Industrial North America and Diversified Industrial International, and the year-over-year 12-month rolling average of orders for the Aerospace Systems segment.

Note on Non-GAAP Numbers
This press release contains references to (a) earnings per share without the effect of business realignment expenses, voluntary retirement expenses, asset write downs and a gain related to a joint venture agreement; (b) the effect of business realignment expenses on forecasted earnings from continuing operations per share; and (c) segment operating margins without the effect of business realignment expenses, voluntary retirement expenses and sales related to a joint venture agreement. The effects of business realignment expenses, voluntary retirement expenses, asset write downs and a gain related to a joint venture agreement are removed to allow investors and the company to meaningfully evaluate changes in earnings per share and segment operating margins on a comparable basis from period to period.

Forward-Looking Statements
Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the future performance and earnings projections of the company, including its individual segments, may differ materially from current expectations, depending on economic conditions within its mobile, industrial and aerospace markets, and the company's ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, actions taken to combat the effects of the current economic environment, and growth, innovation and global diversification initiatives. A change in the economic conditions in individual markets may have a particularly volatile effect on segment performance. Among other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers, suppliers or distributors, including delays or cancellations in shipments, disputes regarding contract terms or significant changes in financial condition, changes in contract cost and revenue estimates for new development programs and changes in product mix; ability to identify acceptable strategic acquisition targets; uncertainties surrounding timing, successful completion or integration of acquisitions and similar transactions; the ability to successfully divest businesses planned for divestiture and realize the anticipated benefits of such divestitures; the determination to undertake business realignment activities and the expected costs thereof and, if undertaken, the ability to complete such activities and realize the anticipated cost savings from such activities; ability to implement successfully the Company’s capital allocation initiatives, including timing, price and execution of share repurchases; threats associated with and efforts to combat terrorism; uncertainties surrounding the ultimate resolution of outstanding legal proceedings, including the outcome of any appeals; competitive market conditions and resulting effects on sales and pricing; increases in raw material costs that cannot be recovered in product pricing; the company's ability to manage costs related to insurance and employee retirement and health care benefits; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation, deflation, interest rates and credit availability. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them unless otherwise required by law.

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PARKER HANNIFIN CORPORATION - JUNE 30, 2015				Exhibit 99.1
CONSOLIDATED STATEMENT OF INCOME
	Three Months Ended June 30,		Year Ended June 30,
(Dollars in thousands except per share amounts)	2015	2014	2015	2014

Net sales	$3,144,508	$3,525,415	$12,711,744	$13,215,971
Cost of sales	2,420,780	2,685,954	9,655,245	10,188,227
Gross profit	723,728	839,461	3,056,499	3,027,744
Selling, general and administrative expenses	391,796	421,185	1,544,746	1,633,992
Goodwill and intangible asset impairment	—	—	—	188,870
Interest expense	34,797	20,163	118,406	82,566
Other (income), net	(6,838)	(9,711)	(38,893)	(434,404)
Income before income taxes	303,973	407,824	1,432,240	1,556,720
Income taxes	124,388	106,648	419,687	515,302
Net income	179,585	301,176	1,012,553	1,041,418
Less: Noncontrolling interests	131	138	413	370
Net income attributable to common shareholders	$179,454	$301,038	$1,012,140	$1,041,048

Earnings per share attributable to common shareholders:
Basic earnings per share	$1.29	$2.02	$7.08	$6.98
Diluted earnings per share	$1.27	$1.98	$6.97	$6.87

Average shares outstanding during period - Basic	138,674,443	148,967,357	142,925,327	149,099,448
Average shares outstanding during period - Diluted	141,000,940	151,803,746	145,112,150	151,444,103

Cash dividends per common share	$0.63	$0.48	$2.37	$1.86

RECONCILIATION OF NET INCOME AND EARNINGS PER DILUTED SHARE TO ADJUSTED NET INCOME AND EARNINGS PER DILUTED SHARE
(Unaudited)
Net income	$179,585	$301,176	$1,012,553	$1,041,418
Adjustments:
Voluntary retirement expense	15,034	—	15,034	—
Business realignment charges	7,014	12,854	25,180	73,684
Asset writedowns	—	—	—	192,188
Gain related to joint venture agreement	—	—	—	(255,652)
Adjusted net income	$201,633	$314,030	$1,052,767	$1,051,638

Earnings per diluted share	$1.27	$1.98	$6.97	$6.87
Adjustments:
Voluntary retirement expense	0.11	—	0.11	—
Business realignment charges	0.05	0.08	0.17	0.49
Asset writedowns	—	—	—	1.26
Gain related to joint venture agreement	—	—	—	(1.68)
Adjusted earnings per diluted share	$1.43	$2.06	$7.25	$6.94

PARKER HANNIFIN CORPORATION - JUNE 30, 2015				Exhibit 99.1
BUSINESS SEGMENT INFORMATION
	Three Months Ended June 30,		Year Ended June 30,
(Dollars in thousands)	2015	2014	2015	2014
Net sales
Diversified Industrial:
North America	$1,413,098	$1,525,038	$5,715,742	$5,693,527
International	1,142,231	1,382,757	4,741,376	5,287,916
Aerospace Systems	589,179	617,620	2,254,626	2,234,528
Total net sales	$3,144,508	$3,525,415	$12,711,744	$13,215,971
Segment operating income
Diversified Industrial:
North America	$228,861	$268,669	$955,501	$946,493
International	118,134	137,935	583,937	572,476
Aerospace Systems	93,494	104,932	298,994	271,238
Total segment operating income	440,489	511,536	1,838,432	1,790,207
Corporate general and administrative expenses	63,077	49,520	215,396	181,926
Income before interest expense and other expense	377,412	462,016	1,623,036	1,608,281
Interest expense	34,797	20,163	118,406	82,566
Other expense (income)	38,642	34,029	72,390	(31,005)
Income before income taxes	$303,973	$407,824	$1,432,240	$1,556,720

RECONCILIATION OF TOTAL SEGMENT OPERATING MARGIN TO ADJUSTED TOTAL SEGMENT OPERATING MARGIN
(Unaudited)
	Year Ended		Year Ended
	June 30, 2015		June 30, 2014
Total net sales as reported	$12,711,744		$13,215,971
Adjustments:
Sales related to GE joint venture	—		49,510
Adjusted total net sales	$12,711,744		$13,166,461

(Unaudited)
		Operating margin		Operating margin
Total segment operating income
As reported	$1,838,432	14.5%	$1,790,207	13.5%
Voluntary retirement expense	18,057		—
Business realignment charges	31,849		102,449
Adjusted	$1,888,338	14.9%	$1,892,656	14.4%

PARKER HANNIFIN CORPORATION - JUNE 30, 2015		Exhibit 99.1
CONSOLIDATED BALANCE SHEET
	June 30,	June 30,
(Dollars in thousands)	2015	2014
Assets
Current assets:
Cash and cash equivalents	$1,180,584	$1,613,555
Marketable securities and other investments	733,490	573,701
Trade accounts receivable, net	1,620,194	1,858,176
Non-trade and notes receivable	364,534	388,437
Inventories	1,300,459	1,371,681
Prepaid expenses	241,684	129,837
Deferred income taxes	142,147	136,193
Total current assets	5,583,092	6,071,580
Plant and equipment, net	1,664,022	1,824,294
Goodwill	2,942,679	3,171,425
Intangible assets, net	1,013,439	1,188,282
Other assets	1,091,805	1,018,781
Total assets	$12,295,037	$13,274,362

Liabilities and equity
Current liabilities:
Notes payable	$223,142	$816,622
Accounts payable	1,092,138	1,252,040
Accrued liabilities	894,555	960,523
Accrued domestic and foreign taxes	140,295	223,611
Total current liabilities	2,350,130	3,252,796
Long-term debt	2,723,960	1,508,142
Pensions and other postretirement benefits	1,699,197	1,346,224
Deferred income taxes	77,967	94,819
Other liabilities	336,214	409,573
Shareholders' equity	5,104,287	6,659,428
Noncontrolling interests	3,282	3,380
Total liabilities and equity	$12,295,037	$13,274,362

PARKER HANNIFIN CORPORATION - JUNE 30, 2015		Exhibit 99.1
CONSOLIDATED STATEMENT OF CASH FLOWS
	Year Ended June 30,
(Dollars in thousands)	2015	2014

Cash flows from operating activities:
Net income	$1,012,553	$1,041,418
Depreciation and amortization	317,491	336,702
Stock incentive plan compensation	96,093	103,161
Goodwill and intangible asset impairment	—	188,870
Gain on sale of deconsolidation of subsidiary	—	(412,612)
Gain on sale of businesses	(6,420)	—
Loss on disposal of assets	14,953	2,997
Loss on sale of marketable securities	3,817	—
Net change in receivables, inventories, and trade payables	(13,948)	(10,033)
Net change in other assets and liabilities	(63,679)	206,131
Other, net	(58,919)	(68,741)
Net cash provided by operating activities	1,301,941	1,387,893
Cash flows from investing activities:
Acquisitions (net of cash of $8,332 in 2015 and $1,780 in 2014)	(18,618)	(17,593)
Capital expenditures	(215,527)	(216,340)
Proceeds from sale of plant and equipment	19,655	14,368
Proceeds from sale of businesses	37,265	—
Proceeds from deconsolidation of subsidiary	—	202,498
Purchases of marketable securities and other investments	(1,747,333)	(624,880)
Maturities and sales of marketable securities and other investments	1,391,396	—
Other, net	(46,001)	(4,454)
Net cash (used in) investing activities	(579,163)	(646,401)
Cash flows from financing activities:
Net payments for common stock activity	(1,371,662)	(162,298)
Net proceeds from (payments for) debt	667,307	(517,573)
Dividends	(340,389)	(278,244)
Net cash (used in) financing activities	(1,044,744)	(958,115)
Effect of exchange rate changes on cash	(111,005)	48,766
Net (decrease) in cash and cash equivalents	(432,971)	(167,857)
Cash and cash equivalents at beginning of period	1,613,555	1,781,412
Cash and cash equivalents at end of period	$1,180,584	$1,613,555

		Exhibit 99.1
PARKER HANNIFIN CORPORATION
RECONCILIATION OF FORECASTED EARNINGS PER DILUTED SHARE TO ADJUSTED FORECASTED EARNINGS PER DILUTED SHARE
(Unaudited)
(Amounts in dollars)
	Fiscal Year 2016
Forecasted earnings per diluted share	$6.15 to $6.85
Adjustments:
Business realignment charges	0.50
Adjusted forecasted earnings per diluted share	$6.65 to $7.35